Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-251910) on Form S-3 and registration statements (Nos. 333-239773 and 333-191693) on Form S-8 of Antero Resources Corporation of our report dated February 16, 2022, with respect to the consolidated financial statements of Antero Midstream Corporation, and the effectiveness of internal control over financial reporting which report appears in the Form 10-K of Antero Resources Corporation dated February 16, 2022.

/s/ KPMG LLP

Denver, Colorado
February 16, 2022